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                                                                    Exhibit 4.13

                 USCS INTERNATIONAL, INC. STOCKHOLDER AGREEMENT


     STOCKHOLDER AGREEMENT, dated September 2, 1998 (this "Agreement") by the undersigned stockholder ("Stockholder") of USCS International, Inc., a Delaware corporation ("USCS") and DST Systems, Inc., a Delaware corporation ("DST").

     WHEREAS, DST, DST Acquisitions, Inc., a Delaware corporation ("DST Acquisitions") and a wholly-owned subsidiary of DST, and USCS are entering into an Agreement and Plan of Merger, dated as of September 2, 1998 (the "Merger Agreement"), whereby, upon the terms and subject to the conditions set forth in the Merger Agreement, each issued and outstanding share of the Common Stock, par value $.05 per share, of USCS ("USCS Common Stock") not owned directly or indirectly by DST or USCS, will be converted into shares of Common Stock, par value $.01 per share, of DST ("DST Common Stock");

     WHEREAS, Stockholder owns or beneficially owns 7,704,630 shares of USCS Common Stock (such shares of USCS Common Stock, together with any other shares of capital stock of USCS acquired by such Stockholder after the date hereof and during the term of this Agreement, being collectively referred to herein as the "Subject Shares"); and

     WHEREAS, as a condition to the willingness to enter into the Merger Agreement, DST has required that Stockholder agree, and in order to induce DST to enter into the Merger Agreement the Stockholder has agreed, to enter into this Agreement.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the parties agree as follows:

     1. CAPITALIZED TERMS. Capitalized terms used in this Agreement that are not defined herein shall have such meanings as set forth in the Merger Agreement.

     2. COVENANTS OF STOCKHOLDER. Until the termination of this Agreement in accordance with Section 5 hereof, Stockholder agrees that:

          (a) at the Stockholders Meeting or at any adjournment thereof)or in any other circumstances upon which a vote, consent or other approval with respect to the Merger or the Merger Agreement is sought, the Stockholder shall vote (or cause to be voted) the Subject Shares in favor of the Merger, the adoption of the Merger Agreement and the approval of the terms thereof; and

           (b) If, at any time which is more than 30 days prior to the Closing Date, Stockholder sells or otherwise transfers, in one or a series of transactions, more than 2.3 million shares of the Subject Shares to a single purchaser or transferee, Stockholder shall, as a condition to such transfer or sale, require such purchaser or

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transferee to execute an "Affiliate's Agreement" in the same form as other affiliates of USCS have signed as required by the Merger Agreement.

         Stockholder makes the covenants and agreements contained in this Agreement solely in Stockholder's capacity as a stockholder of USCS and nothing contained in this Agreement shall limit the ability of Stockholder, to the extent Stockholder is a director of USCS, to discharge Stockholder's fiduciary duties as a director of USCS under applicable law.

         3. THE SUBJECT SHARES. The Stockholder represents and warrants to DST that (i) the Stockholder is the record and/or beneficial owner of, and has good and marketable title to, the Subject Shares, (ii) the Stockholder does not own, of record or beneficially, any shares of capital stock of USCS other than the Subject Shares and (iii) the Stockholder has the sole right to vote, and the sole power of disposition with respect to, the Subject Shares, and none of the Subject Shares is subject to any voting trust, proxy or other agreement, arrangement or restriction with respect to the voting or disposition of such Subject Shares, except as imposed by federal and state securities laws and except as contemplated by this Agreement.

         4. AFFILIATES LETTER. Stockholder agrees to execute and deliver on a timely basis and Affiliate Letter in the form of Exhibit 6.4 to the Merger Agreement, when and if requested by DST.

         5. TERMINATION. The obligations of the Stockholder and DST hereunder shall terminate upon the earlier of the termination of the Merger Agreement pursuant to its terms, or the Effective Time.

         6. SUCCESSORS AND ASSIGNS BOUND. Any successor, assignee or transferee of the Stockholder (including a successor, assignee or transferee as a result of the death of the Stockholder, such as an executor or heir)shall be bound by the terms hereof, and the Stockholder shall take any and all actions necessary to obtain the written confirmation from such successor, assignee or transferee that it is bound by the terms hereof.

         7. SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of any other provision of this Agreement in such jurisdiction, or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

         8. AMENDMENT. This Agreement constitutes the entire agreement between the Stockholder and DST and supercedes all other prior agreements and understandings, both written or oral, with respect to the subject matter of this Agreement. This Agreement may be amended only by means of a written instrument executed and delivered by both the Stockholder and DST.

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     9. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

     10. COUNTERPARTS. For the convenience of the parties, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.



                              Name: /s/ George L. Argyros, Sr.
                                    ---------------------------
                                        George L. Argyros, Sr.